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                                                                     Exhibit 4.7

                                  antfactory

Bright Station plc
The Communications Building
48 Leicester Square
London WC2H 7DB

12 June 2001

Dear Sirs,

Re: (pound)1,500,000 Bridge Facility

Antfactory Investments BV (the "Lender" or "antfactory") is pleased to make available to Bright Station Plc, a company Incorporated in England under Company Number 01890236, with its registered office at the address listed above, (the "Borrower" or "Bright Station") a bridge facility (the "Facility") on the terms and conditions of this Letter Agreement.

1.      Amount

The amount available under the Facility is (pound)1,500,000 (the "Facility Amount").

2.      Purpose

The parties agree that the funds drawn down under the Facility (the "Loan") will be used only to provide working capital for Bright Station and its subsidiary, Smartlogik Limited, a company incorporated in England under Company Number 03434777, with its registered office also at the address listed above ("Smartlogik").

3.      Availability and Draw down

Subject to the terms of this Letter Agreement, the Facility shall be available from the date of Bright Stations acceptance of this letter agreement, but in no event later than 12 pm (London time) on 13 July 2001.

Subject to satisfaction of the conditions precedent set out in Clause 8. hereof, the Loan may be drawn down by the Lender in three equal tranches of (pound)500,000 (each a "Tranche" and collectively the "Tranches") upon receipt by the Lender of a notice in writing (the "Draw down Notice") no less than 4 clear business days prior to the date of the draw down; provided, however, that neither the second nor the third Tranche may be drawn down earlier than the fifth business day following the draw down of the previous Tranche.

As agreed between the Borrower and the Lender, the availability of the Facility is conditional on the Lender or a member of the group to which the Lender belongs purchasing on the open market (pound)100 in value of shares in the capital of the Borrower such that the acquirer has the same rights as all other shareholders to participate in shareholder meetings, to receive information relating to the Borrower

--------------------------------------------------------------------------------
                           Antfactory Investments B.V.

Registered Office:
Brouwersgracht 136
1013 HA Amsterdam
Company No: 34137970
Tel: +31 (0) 20 627 0009
Fax: +31 (0) 20 344 5701
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                                  antfactory


and to participate in the Placing, as defined below, if it so desires. The Lender acknowledges that this condition has been satisfied.

4.      Term and Repayment

The Borrower hereby binds and obliges itself to repay all amounts borrowed, the corresponding interest (as set out in Clause 5.) and any fees and expenses (as set out in Clause 6.) under the Facility on the earlier of:

     a. the failure by the requisite majority of shareholders of Bright Station to approve the raising of (pound)13.5 million gross (the "Placing") at an Extraordinary General Meeting of its shareholders to occur by 13 July 2001 (the "EGM");

     b.   2 pm (London time) on 13 July 2001;

     c. the date on which the Borrower receives financing of any kind from one or more third parties of an amount equal to or greater than the Facility Amount; or

     d. the date of the occurrence of an Event of Default, as defined in Clause 11 of this Letter Agreement,

(such earlier date under paragraphs a. -d. above being the "Repayment Date").

5.      Interest

Interest on the Loan will be charged on the following basis (the "Interest"):

First Tranche           5% over Base Rate from time to time
Second Tranche          7% over Base Rate from time to time
Third Tranche           9% over Base Rate from time to time

For the purposes of this letter agreement, "Base Rate" means the London Inter Bank Offered Rate for UK Sterling appearing on the Telerate Page 3750 (or such other page as the parties may agree) at 11:00 am (London time) on the date of the Draw down Notice for each Tranche as notified to the Lender by the Lender's bankers.

Interest shall accrue on a daily basis from the date each Tranche is drawn down by the Borrower to and including the date of its payment and shall be payable, together with the Loan, on the Repayment Date. Any amount owing under the Loan, including any Interest, which is not repaid on the Repayment Date shall accrue interest on a daily basis at a rate of 9% over Base Rate from time to time (the "Default Rate"), up to and including the date of its repayment.

The amount of Interest due and owing shall be calculated by the Lender and notified to the Borrower on the Repayment Date or such other date as it is being paid.

6.      Fees and Expenses

The parties agree that the Facility shall be subject to payment by the Borrower of the following fees and expenses.

Commitment Fee: A commitment fee of 3% of the Facility Amount becomes due upon acceptance by the Borrower of the terms of this Letter Agreement in

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                                  antfactory


accordance with Clause 19. below and shall be payable to the Lender in accordance with this Clause 6. (the "Commitment Fee").

Draw down Fees: A separate (pound)50,000 draw down fee is payable to the Lender upon the drawdown of each Tranche (the "Draw down Fees").

The Borrower shall pay the Lender (pound)15,000 as a contribution to the Lender's reasonable legal fees and expenses and other out of pocket expenses (including any applicable VAT) incurred by the Lender in connection with the negotiation and granting of the Facility and any security relating to amounts drawn down under the Loan (and including the preparation of any documentation relating thereto) (the "Transaction Expenses").

Except where deducted by the Lender from amounts drawn down by the Borrower as provided for in this Clause 6, all monies to be repaid or paid, as the case may be, by the Borrower to the Lender shall be transferred to the Lender on demand by means of electronic wire transfer into a bank account to be designated by the Lender.

Upon the Borrower's draw down of the first Tranche, the Lender shall deduct the Commitment Fee, together with the initial Draw down Fee and the Transaction Expenses in full from the amount to be transferred to the Borrower under the first Tranche. In the event that no Tranche is drawn down under the Facility, the Commitment Fee and the Transaction Expenses shall be paid on written demand by the Lender.

The Draw down Fees relating to the second and the third Tranches shall be deducted from the amount to be transferred to the Borrower under each such Tranche.

The Commitment Fee, the Draw down Fees and the Transaction Expenses constitute the "Fees and Expenses". Where Fees and Expenses are not paid when they become payable or are demanded, as the case may be, they will accrue interest at the Default Rate from the date they become payable or are demanded to and including the date of their payment.

7.      Security

The Loan will be secured as detailed below.

The parties agree that the Lender shall have the following security:

     a. A first fixed and floating charge (in the form previously agreed between us and initialled by both of us for the purpose of identification) over all tangible and intangible assets of the Borrower (including over any shares or other securities beneficially owned by Bright Station) or such other security as most closely approximates such a charge in the event that the assets in question are located outside the United Kingdom. For greater certainty the fixed charge referred to above will include a fixed charge over the:
          (i) 429,127 ordinary shares in the capital of Sopheon PLC owned by and registered in the name of the Borrower (the "Sopheon Shares"), (ii) 30,000,000 shares in the capital of Smartlogik Holdings plc ("Smartlogik Holdings") owned by and registered in the name of the Borrower (the "Smartlogik Shares") and (iii) 28,800,000 shares in the capital of the Japanese subsidiary, KMK DigiTex Co, Ltd, ("KMK") legally and beneficially owned by the Borrower (the "KMK Shares");

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                                  antfactory


     b. An engagement letter (substantially in the form attached hereto as Schedule A) appointing ICE Securities Limited as the Borrower's exclusive agent for the purposes of effecting a sale of the Sopheon Shares at the Lenders sole direction and discretion at any time following draw down of the first Tranche. The parties confirm that ICE Securities Limited will not charge any commission or other fee in relation to any such sale and that the proceeds of any such sale of the Sopheon Shares will be applied by the Borrower to the repayment of the Loan, together with all accrued Interest and Fees and Expenses);

     c. Duly executed stock transfer forms (undated and with the name of the transferee in blank) together with the underlying certificates in relation to the Sopheon Shares and the Smartlogik Shares;

     d. Guarantees from Smartlogik Holdings plc and Smartlogik (in the form previously agreed between us and initialled by both of us for the purpose of identification) guaranteeing all amounts due from the Borrower to the Lender under the terms of this Letter Agreement supported by a first fixed and floating charge (in the form previously agreed between us and initialled by both of us for the purpose of Identification) over all tangible and intangible assets of Smartlogik Holdings plc and Smartlogik respectively (including over any shares or other securities beneficially owned by either) or such other security as most closely approximates such a charge in the event that the assets in question are located outside the United Kingdom;

     e. At the Borrowers option either (i) a Guarantee from Bright Station Ventures Ltd ("Ventures") (in the form previously agreed between us and initialled by both of us for the purpose of identification) guaranteeing all amounts due from the Borrower to the Lender under the terms of this Letter Agreement supported by a first charge (in the form previously agreed between us and initialled by both of us for the purpose of identification) in favour of the Lender over the 22,969 shares in the capital of eFinancial News.com Limited a company registered in England under company number 3089347 with its registered office at Lynton House, 7-12 Tavistock Square, London owned by and registered in the name of the Bright Station Ventures Limited, a wholly owned subsidiary of the Borrower (the "eFN Shares"); or (ii) in the event that the eFN Shares are sold prior to the second Tranche being drawn down, deposit of the proceeds of such sale (which will not be less than the sum of (pound)68,000) into the Escrow Account (as defined below);

     f. Duly executed stock transfer forms (undated and with the name of the transferee in blank) together with the underlying certificates in relation to the KMK Shares and the eFN Shares; and

     g. An undertaking from all of the Representative Directors of KMK substantially in the form attached to this Letter Agreement as Schedule B.

The security provided for under paragraphs a, b, c and d, are collectively, the "First Tranche Security" and the security provided for under paragraphs e, f and g are collectively the "Second Tranche Security". The First Tranche Security and Second Tranche Security are collectively the "Security".

                                      -4-
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                                  antfactory


The Borrower hereby irrevocably undertakes to sell the Sopheon Shares at the Lenders sole direction and discretion at any time following draw down of the first Tranche, provided always that the sale is at a fair and reasonable price.

Bright Station confirms that KMK has an amount equal to Japanese Yen 121,310,127.00 (equivalent to approximately (pound)690,990) in Chequing Account Numbered 6711879 held in its name at the Mitsui Sumitomo Bank, Shinjukufukutoshin branch in Japan (the "Japanese Account"), which amount is free and clear of any encumbrance, subject only to the satisfaction of (i) certain potential Japanese tax liabilities, which liabilities the Borrower believes are not expected to be material and (ii) fees required to pay the lawyers, accountants and liquidators of KMK and to meet the out-of-pocket expenses of the directors thereof, the amount owing in connection with this subparagraph (ii) are not expected to exceed the Japanese Yen equivalent of (pound)30,000.

The parties agree that any amounts collected by the Borrower in relation to trade debtors (the "Receivables"), apart from In relation to the specific receivables listed on Schedule C to this Letter Agreement (the "Defined Receivables") shall, at the option of the Borrower, be:

     a. deposited in an escrow account maintained by Theodore Goddard, solicitors (the "Escrow Account") as cash collateral to further secure the Loan to be paid to the Borrower on repayment of all amounts owing pursuant to this Letter Agreement on the due date but otherwise to be paid by Theodore Goddard to the Lender on demand following the Repayment Date; or

     b. applied by the Borrower to meet its working capital requirements, in which case the amount of the Facility which remains, from time to time, not draw down (the "Undrawn Amount") shall be reduced on a (pound)1 for (pound)1. basis, provided always that where the amount collected exceeds the Undrawn Amount at the time of its collection, the excess, up to a maximum of the Facility Amount, shall be deposited in the Escrow Account.

Further, the parties agree that the Borrower may, with the prior written consent of the Lender, not to be unreasonably withheld, sell or dispose of any of the specific assets (excluding the Receivables) listed on Schedule D to this Letter Agreement (the "Defined Assets") provided always that the Borrower uses its reasonable endeavours to obtain the highest possible price for those assets being sold or disposed of and the sale or disposal does not otherwise jeopardise or materially prejudice the validity of the remaining First Tranche Security and Second Tranche Security, if applicable. The proceeds derived from any such sale or disposal shall be treated in accordance with the option set out in subparagraphs a. and b. of the previous paragraph.

The Lender hereby gives its consent to the disposal of the Defined Assets free from any Security and agrees to sign any confirmation of such which may reasonably be required by a purchaser of the Defined Assets.

The parties agree that in the event that the sum in the Japanese Account can be repatriated from Japan during the term of this Letter Agreement the Lender will consent to a transfer of those funds; provided always that (i) the cost of the repatriation does not materially diminish the aggregate sum to be transferred and (ii) the funds so transferred are deposited in the Escrow Account.

                                      -5-
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                                  antfactory


On repayment of the Loan and all other monies due under this letter agreement in full the Lender shall take all such steps as shall be necessary to release the Security forthwith.

8.      Conditions Precedent to Draw down

Draw down of the first Tranche under the Facility will be conditional upon there not having occurred an Event of Default and upon receipt by the Lender of the following, unless receipt thereof of is waived In writing by the Lender:

     a.   Executed documents providing for the First Tranche Security;

     b. Written confirmation from Theodore Goddard that it shall hold monies in the Escrow Account in accordance with this Letter Agreement;

     c. Copies of executed placing letters confirming commitments to subscribe for, in the aggregate, 13.5 million gross pursuant to the Placing;

     d. A copy of the shareholder's circular prepared in connection with the EGM dated and posted 13 June 2001 (the "Shareholders Circular") containing details of the Placing and a working capital statement in accordance with Rule 6.E.16 of the Listing Rules which is unqualified except as to admission for listing on the London Stock Exchange;

     e. Written confirmation from the Borrower that it is not aware of any reason why the conditions of the Placing, as set out in the Hoare Govett Limited placing letters dated on or about 29 May 2001 (the "Placing Letters"), will not be met, the Borrower having first received confirmation of the same from Hoare Govett Limited; and

     f. Copies of all statutory demands, winding up petitions and all similar documents received by the Borrower or Smartlogik from its or their creditors in relation to outstanding and unpaid obligations owing by the Borrower or Smartlogik.

Draw down of the second and third Tranches under the Facility will be conditional upon (I) there not having occurred an Event of Default, (ii) receipt by the Lender of the written confirmation referred to in subparagraph e. above, unless receipt thereof of is waived in writing by the Lender, (iii) there being no amounts outstanding to af Partners Limited or the Lender other than the Loan, and (iv) in the case of the second Tranche only, upon receipt by the Lender of the executed documents providing for the Second Tranche Security (or, in the case of the eFN Shares, at the option of the Borrower, the deposit into the Escrow Account of the proceeds of the sale of those shares, as elected by the Borrower under subparagraph e. of clause 7 above), unless receipt thereof of such executed documents or the deposit of such funds is waived in writing by the Lender.

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                                  antfactory


9.      No Set Off

All payments by the Borrower under the terms of this Letter Agreement are to be made in full, without set off or counterclaim, deduction or withholding of any nature, including for any present or future taxes. If the Borrower is compelled by law to make any deductions or withholdings the Borrower will pay additional amounts to ensure receipt by the Lender of the amount which the Lender would have received but for such deduction or withholding.

10.     Representations and Warranties

The Borrower represents and warrants to the Lender on the date of acceptance of this Letter Agreement and on each subsequent date until full repayment of the Loan, together with all accrued Interest and Fees and Expenses, is made, that:

     a. The Borrower is a corporation validly existing under the laws of England with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this Letter Agreement, including the draw down of all or any part of the full amount available under the Facility on the terms set out in this Letter Agreement, and the other documents to be entered into by it in connection with the Loan, Including any documents relating to the Security;

     b. This Letter Agreement and any documents relating to the Security will, when executed, constitute valid and binding obligations of the Borrower and are not subject to any consent, approval or authorization of, or filing, registration or qualification with, any court, governmental or regulatory authority or third party which has not already been duly and validly obtained;

     c. The execution, delivery and performance of this Letter Agreement and the other documents to be entered into by the Borrower in connection with the Loan do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which the Borrower or any of its subsidiaries is a party or by which it is or they are bound or to which any of its or their properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, violate the organizational documents of the Borrower, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Borrower is subject;

     d. Each of the Borrower and its subsidiaries is entitled to own its assets and to do business wherever it currently operates and to carry on its current business or any proposed businesses or operations;

     e. The Borrower or a company in its group is the legal and beneficial owner of the Sopheon Shares, the Smartlogik Shares, the KMK Shares and the eFN Shares free from any mortgage, pledge, lien, debenture or other legal or equitable encumbrance whatsoever;

     f. Any person providing security in relation to the Loan is legally empowered to give the security referred to in this Letter Agreement and once given such security will constitute a valid and binding obligation of such person;

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                                  antfactory


     g. The assets proposed to be made subject to the Security are free from any mortgage, pledge, lien (other than any lien arising in the ordinary course of business), debenture or other legal or equitable encumbrance whatsoever;

     h. Other than as disclosed in the Shareholders Circular, the Borrower is not currently a defendant in any litigation, arbitration, claim or administrative proceeding, and is not aware of any pending litigation, arbitration, claim or administrative proceeding, which could have a material adverse effect on the business or financial position of the Borrower or its subsidiaries;

     i. KMK has only three directors and no money can be withdrawn or otherwise transferred out of the Japanese Account without the signature of a Representative Director, as distinct from an "ordinary" director;

     j. Once published, the Shareholder's Circular will comply with the requirements of the Financial Services Act 1986 and the Listing Rules of the UK Listing Authority;

     k. The Borrower has provided the Lender with copies of all statutory demands, winding up petitions and all similar documents received by the Borrower or Smartlogik from its or their creditors in relation to outstanding and unpaid obligations currently owing by the Borrower or Smartlogik;

     l. The Borrower has not failed to disclose any information which would reasonably be expected to have a material impact upon the decision of a lender to provide a facility to a borrower; and

     m.   There has been no Event of Default.

The Lender hereby acknowledges the existence of (i) the charge created under a Rent Deposit Deed on 20 July 2000 and registered at Companies House on 4 August 2000 over the deposit of (pound)75,600 in an interest bearing deposit account under the terms of a lease over the premises known as West Wing, Latour House, Chertsey Boulevard, Hanworth Lane, Chertsey, Surrey and (ii) the Charge over Deposit created on 17 August 2000 and registered on 25 August 2000 in favour of the Royal Bank of Scotland over an initial deposit of (pound)5 million credited to Account No. 10066983 with that bank to secure all monies due or to become due from the Borrower to that bank and nothing shall be deemed to be a breach of this Letter Agreement by virtue of their existence.

The Borrower undertakes that immediately upon receipt thereof it will deliver to the Lender copies of all statutory demands, winding up petitions and all similar documents received after the date of this Letter Agreement by the Borrower or Smartlogik from its or their creditors in relation to outstanding and unpaid obligations currently owing by the Borrower and Smartlogik and will keep the Lender informed of any settlement arrangements or other agreements offered or agreed in connection therewith the such creditors.

The Borrower undertakes to permit the Lender at all reasonable times after the draw down of the first Tranche until repayment of all amounts due and payable under this Letter Agreement to have access to and to inspect its books and records and those of its subsidiaries.

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11.  Events of Default

In the event of:

     a. failure by the Borrower to pay any monies under this Letter Agreement within one business day of the due date or the date of demand by the Lender, as the case may be; or

     b. any breach by the Borrower of the conditions of draw down, any documents relating to the Security or any of the Borrowers obligation under this Letter Agreement, including any breach of the representations and warranties contained in Clause 10; or

     c. an administration order is made in relation to the Borrower, Smartlogik Holdings, Smartlogik and Ventures or an administrator is appointed over or a receiver or manager or administrative receiver is appointed over the Borrower, Smartlogik Holdings, Smartlogik and Ventures or any of its of their respective assets or undertaking or the Borrower, Smartlogik Holdings, Smartlogik and Ventures enters into liquidation; or

     d. there occurs in relation to any of the Borrower, Smartlogik Holdings, Smartlogik or Ventures in any country or territory in which it carries on business or, to the jurisdiction of whose courts any part of its assets is subject, any event which in the opinion of the Lender appears in that country or territory to correspond with or have an effect equivalent or similar to any of those mentioned in this paragraph d. and paragraph c. above; or

     e. any order being made or resolution passed In respect of the Borrower, Smartiogik Holdings, Smartlogik or Ventures for its or their winding up or dissolution or for it or them to enter into any arrangement or composition for the benefit of creditors; or

     f. either the Borrower or Srnartlogik disposing of a material part of its undertaking or assets (other than in the ordinary course of trading) without the prior written agreement of the Lender excluding the Receivables and the Defined Assets; or

     g. failure by the Borrower to complete the Placing by 13 July 2001 or the issue of any announcement by the Borrower announcing such a failure or any intention not to complete the Placing by that date, or

     h.   resignation of any executive director of Smartlogik; or

     i. any of the Borrower, Smartlogik Holdings, Smartlogik or Ventures is insolvent or deemed unable to pay its debts within meaning of Section 123(1)(e) Insolvency Act 1986; or

     j. any part of the Security fails or ceases in any respect to have full force and effect or to be continuing or is disputed or challenged or becomes in jeopardy, invalid or unenforceable,

(each such event constituting a separate "Event of Default") then the Lender's commitment to maintain the Facility shall cease and the whole of the outstanding Loan, all accrued Interest and unpaid Fees and Expenses shall be deemed to have

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become due and become immediately payable by the Borrower upon demand in writing by the Lender.

12.  Covenants

By accepting the Loan, the Borrower undertakes that, other than as expressly agreed in writing by the Lender:

     a. the Borrower's obligations under the Loan shall always rank ahead of all other present and future unsecured obligations of the Borrower other than as prescribed by law;

     b. not encumber, by means of any mortgage, pledge, lien (other than liens arising in the ordinary course of business), debenture or other legal or equitable encumbrance, any of the assets which are subject to the Security; and

     c. the Borrower will inform the Lender of the occurrence of any Event of Default.

13.  Indemnities

The Borrower shall indemnify the Lender on demand on a full indemnity basis for:

     a.   all reasonable valuation and legal fees and other expenses (including
          VAT) incurred by the Lender in connection with the enforcement or preservation by the Lender of its rights under this Letter Agreement or any Security; and

     b. any loss, damage, liability or reasonable expense incurred by the Lender as a consequence of making any demand for repayment or as a consequence of non-performance by the Borrower of any obligation under this Letter Agreement or as a result of the Borrower failing to comply with any applicable law relating to the Borrower, its business and its assets.

Any monies not paid following a demand under this Clause shall bear interest at the Default Rate.

14.  Assignment

The Lender may assign and/or transfer all or any of its rights, benefits and/or obligations in respect of this Letter Agreement, the Facility, the Loan or the Security referred to herein to a company forming a member of the Lender's group for so long only as such company remains a member of the Lender's group. The Lender may disclose to a potential assignee or transferee any information it may have about the Facility, the Loan and any Security. The Borrower may not assign or transfer any of its rights or obligations under this Letter Agreement.

15.  Notices

Every notice, request or other communication shall:

     a. be in writing, delivered personally or by prepaid first class letter or facsimile transmission;

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     b.   be deemed to have been received, in the case of a letter delivered personally when delivered personally, in the case of a letter delivered by prepaid first class post within 48 hours after it has been sent or, in the case of facsimile transmission, at the time of transmission with a facsimile transmission report or other appropriate evidence; and

     c. be sent (1) to the Borrower at Bright Station plc, The Communications Building, 48 Leicester Square, London WC2H 7DB, fax: 7925 7700, for the attention of Robert Lomnitz and (ii) to the Lender at the address and fax number listed in the letterhead, for the attention of GP de Geode, with a copy by fax to Andrew Noble at af Partners Limited in London on 7626 3265.

16.  Waiver

No delay or omission on the part of the Lender in exercising any of its rights, powers or privileges under this Letter Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other power or privilege.

17.  Applicable Law

This letter shall be governed by and construed and take effect in accordance with English Law.

18.  Survival

The provisions of Clauses 4-6, inclusive, 9, 10, 13, 15, 17 and this Clause 18 shall survive the termination of this Letter Agreement.

19.  Acceptance

Acceptance of the terms of this Letter Agreement shall be signified by the Borrower providing to the Lender with all of the following:

     a. The enclosed duplicate of this Letter Agreement signed for and on behalf of the Borrower;

     b. A certified copy of a resolution from the Borrower's Board of Directors

          i) Accepting the terms and conditions of this Letter Agreement and approving the execution by the Borrower of the documents relating to the Security;
          ii) Authorising a specified person, or persons, to execute and return the duplicate of this Letter Agreement and the documents relating to the Security; and

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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                                  antfactory

          iii) Authorising the Lender to accept instructions and confirmations in connection with the Loan from a specified person, or persons.

Yours Faithfully,

/s/ Robert Gogel
-------------------------
Robert Gogel, Director

The terms and conditions of this Letter Agreement are accepted on behalf of Bright Station by the person duly authorised pursuant to a resolution of its Board of Directors, a copy of which is attached.

Dated this 12th day of June, 2001.
           ----

Bright Station PLC


/s/ Robert Lomnitz
-------------------------
Name:  R. Lomnitz
Title: Director

                                  Schedule A

                                    [LOGO]
                                brightstation.
                         technology born for business

12 June 2001

ICE Securities Limited
Sherbourne House
119 Canon Street
London
EC2


Dear Sirs

RE: PROPOSED SALE OF OUR SHARES IN SOPHEON PLC

We hereby irrevocably appoint you our exclusive agent for the proposed sale of the 429 127 ordinary shares in the capital of Sopheon plc owned by us, as referred to in the Letter Agreement dated 12 June 2001 between Bright Station plc and antfactory Investments BV.

This sale will be at the sole direction and discretion of antfactory Investments BV, provided always that such sale is at a fair and reasonable price.

Yours sincerely



/s/ Robert Lomnitz
---------------------------
for and on behalf of
Bright Station plc
                                  antfactory

SCHEDULE B - Form of undertaking from Directors of KMK DigiTex Co Ltd

                                  UNDERTAKING

To: antfactory Investments BV

In consideration of antfactory Investments BV providing a facility under a
letter dated [     ] June 2001, I, [          ], a Representative Director of
KMK DigiTex Co Ltd hereby undertake that I will not without the prior written consent of Antfactory Investments BV, permit or otherwise authorise the withdrawal of funds from any bank account of KMK DigiTex Co Ltd other than (i) as required by law by the Japanese tax or other government authorities or (ii) to pay the lawyers, accountants and liquidators of KMK DigiTex Co Ltd and to meet the out-or-pocket expenses of the directors thereof provided always that the amount that can be withdrawn or transferred in connection with this subparagraph (ii) shall not to exceed the Japanese yen equivalent of (pound)30,000.

Signed:
       -----------------------

Dated:
      ------------------------
                                  antfactory

SCHEDULE C - The Defined Receivables

-------------------------------------------------------------------
Third Party Debtor                              Amount
-------------------------------------------------------------------
BBC                                             (pound)70,445.56
-------------------------------------------------------------------
Bioportfolio Limited                            (pound)3,525.00
-------------------------------------------------------------------
BT trading as Yellow Pages/Yell.com             (pound)22,325.00
-------------------------------------------------------------------
BAA                                             (pound)23,129.88
-------------------------------------------------------------------
BBC                                             (pound)70,445.56
-------------------------------------------------------------------
BT trading as Yellow Pages/Yell.com             (pound)4,112.50
-------------------------------------------------------------------
Derwent                                         (pound)6,634.67
-------------------------------------------------------------------
DHL Systems Limited                             (pound)5,228.75
-------------------------------------------------------------------
Virgin.com Limited                              (pound)32,729.00
-------------------------------------------------------------------

                                  antfactory

SCHEDULE D -- The Defined Assets

Sopheon Shares

eFN Shares

Computer hardware originally purchased from Boo.com Limited as listed below --

--------------------------------------------------------------------------------
Item                                                                    Quantity
--------------------------------------------------------------------------------
E250-each with 2x300Mhz processor, 512MB RAM                            2
--------------------------------------------------------------------------------
E250-each with 2x400Mhz processors, 1GB RAM                             1
--------------------------------------------------------------------------------
L280 (Tape drive)                                                       1
--------------------------------------------------------------------------------
E450-each with 3x400Mhz processors, 1GB RAM                             2
--------------------------------------------------------------------------------
Bundle Pack
--------------------------------------------------------------------------------
E4500-each with 10x400Mhz processors, 2.5GB RAM                         7
--------------------------------------------------------------------------------
E4500-each with 2x400Mhz processors, 4GB RAM                            1
--------------------------------------------------------------------------------
E450-each with 2x400Mhz processors, 1GB RAM                             1
--------------------------------------------------------------------------------
E250-each with 1x400Mhz processors, 256MB RAM                           1
--------------------------------------------------------------------------------
E250-each with 2x400Mhz processors, 256MB RAM                           1
--------------------------------------------------------------------------------
D1000 (disk storage device)                                             1
--------------------------------------------------------------------------------
A1000 (disk storage device)                                             4
--------------------------------------------------------------------------------
L1000 (tape backup library DLT 3 drive)                                 1
--------------------------------------------------------------------------------
L280 (tape drive)                                                       1
--------------------------------------------------------------------------------

                                     -16-